Exhibit 99.1

News Release

PartnerRe Ltd. Reports Second Quarter and Half Year 2008 Results

▪	Second Quarter Operating Earnings per share of $3.39; Net Loss per share of $0.64
▪	Second Quarter Annualized Operating ROE of 19.3%; Annualized Net Income ROE of (3.6)%
▪	Half Year Operating Earnings per share of $5.28; Net Income per share of $1.54
▪	Half Year Annualized Operating ROE of 15.5%; Annualized Net Income ROE of 4.5%
▪	Book Value of $70.22 per share, up 3% year-to-date, and 19% year over year

PEMBROKE, Bermuda, July 28, 2008 -- PartnerRe Ltd. (NYSE:PRE) today reported a net loss of $26.0 million, or $0.64 per share on a fully diluted basis for the second quarter of 2008. This net loss includes net after-tax realized and unrealized losses on investments of $219.1 million, or $4.04 per share. Since the adoption by the Company of FAS 159 as of January 1, 2008, the Company presents on its Income Statement realized and unrealized changes in the market values of investments. During the second quarter of 2008, the Company realized $7.8 million in pre-tax losses on sales of securities. Separately, the value of the Company’s $12 billion investment portfolio declined by $288.5 million on pre-tax unrealized losses primarily due to the increase in interest rates during the quarter. Net income for the second quarter of 2007 was $105.0 million, or $1.66 per share, including net after-tax realized losses on investments of $42.8 million, or $0.74 per share. Comparable numbers for 2007 do not include the impact of FAS 159. Operating earnings for the second quarter of 2008 were $183.8 million, or $3.39 per share on a fully diluted basis. This compares to operating earnings of $136.0 million, or $2.34 per share, for the second quarter of 2007. Operating earnings exclude net after-tax realized and unrealized investment gains and losses and net after-tax interest in results of equity investments, and are calculated after payment of preferred dividends. All references to per share amounts in the text of this press release are on a fully diluted basis.

Commenting on the second quarter and half year 2008 results, PartnerRe President & Chief Executive Officer Patrick Thiele said, “Despite a softening reinsurance market and turmoil in the capital markets, PartnerRe had a strong second quarter and first half of 2008. Adoption of FAS 159 for all of our investment portfolio means that we will have considerable volatility in our quarterly reported net income. However, on the measures that clearly define fundamental performance - operating return on equity and growth in book value per share - we continue to perform well. During the first half of 2008, we had 6% growth in operating earnings per share, annualized operating ROE of 15.5%, as well as growth in fully diluted book value per share of 3%. Over the last twelve months, our book value per share grew by 19%. On both measures, we continue to exceed our long term targets of 10% growth in book value and per share, and 13% operating ROE over the cycle.”

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

Summary unaudited consolidated financial data for the period is set out below.

U.S.$ thousands (except per share amounts and ratios)	Three months ended June 30		Six months ended June 30
	2008	2007	2008	2007
Net Premiums Written	$956,269	$898,686	$2,367,833	$2,169,258
Net Premiums Earned	$955,539	$889,277	$1,865,293	$1,731,318
Non-life Combined Ratio	85.9%	85.3%	89.0%	85.1%
Net (Loss) Income	$(26,024)	$105,021	$102,996	$274,288
Net (Loss) Income per share (a)	$(0.64)	$1.66	$1.54	$4.42
Operating Earnings (a)	$183,830	$135,951	$294,041	$290,875
Operating Earnings per share (a)	$3.39	$2.34	$5.28	$5.00

(a)
Net income/(loss) per share is defined as net income/(loss) available to common shareholders divided by the weighted average number of fully diluted shares outstanding for the period. Net income/(loss) available to common shareholders is defined as net income/(loss) less preferred dividends. Operating earnings/(loss) is defined as net income/(loss) available to common shareholders excluding after-tax net realized and unrealized gains/losses on investments and after-tax interest in earnings/losses of equity investments. Operating earnings/(loss) per share is defined as operating earnings/(loss) divided by the weighted average number of fully diluted shares outstanding for the period. As the effect of dilutive securities would have been antidilutive in the three months ended June 30, 2008, the fully diluted per share figures for the period was compiled using the basic weighted average number of common shares outstanding.

Net premiums written for the second quarter of 2008 were $956.3 million, up 6% from $898.7 million in the second quarter of 2007. Total revenues for the second quarter 2008 were $809.4 million, compared to $957.6 million in the second quarter of 2007, and included $955.5 million of net premiums earned, which were up 7% over the second quarter of 2007; net investment income of $145.5 million – an increase of 11% over the second quarter of 2007; and pre-tax net realized and unrealized investment losses of $296.3 million as compared to pre-tax net realized investment losses of $53.6 million for the second quarter of 2007.

For the first six months of 2008, net premiums written were $2.4 billion, up 9% over the first six months of 2007. Net income was $103.0 million or $1.54 per share. Net income for the period includes net after-tax realized and unrealized losses on investments of $210.1 million or $3.77 per share. Operating earnings were $294.0 million, or $5.28 per share. Net income for the first six months of 2007 was $274.3 million or $4.42 per share including net after-tax

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

realized losses of $40.1 million, or $0.69 per share. Operating earnings for the same period in 2007 were $290.9 million or $5.00 per share. Total revenues for the first six months of 2008 were $1.9 billion, including $1.9 billion of net premiums earned, net investment income of $282.5 million, and net realized and unrealized investment losses of $271.1 million. Total revenues for the same period in 2007 were $1.9 billion, including $1.7 billion of net premiums earned, net investment income of $249.9 million, and net realized investment losses of $52.9 million.

During the second quarter of 2008, the Company repurchased 343,800 common shares at a total cost of approximately $24.8 million. To date this year, the Company has repurchased 532,460 common shares at a total cost of approximately $39.8 million. The Company has approximately 3.9 million common shares remaining under its current repurchase authorization.

Separately, the Company announced today that its Board of Directors declared a quarterly dividend of $0.46 per common share. The dividend will be payable on August 29, 2008, to common shareholders of record on August 21, 2008, with the stock trading ex-dividend commencing August 19, 2008.

Results by Segment

The Non-Life segment reported net premiums written of $814 million for the quarter, up 7% as compared to the same period in 2007, due primarily to the impact of foreign currency. The combined ratio was 85.9% for the second quarter of 2008 compared to 85.3% for the same period in 2007. The Non-Life technical result was $176 million for the second quarter of 2008 compared to $161 million for the prior year period. For the first six months, Non-Life net premiums written were $2.0 billion, up 9% from the same period in 2007. The six month technical result was $292 million, compared to $320 million for the same period in 2007. The combined ratio for the six month period was 89.0% compared to 85.1% in 2007.

The U.S. business, which represented 26% of total net premiums written for the quarter, reported net premiums written of $246 million for the second quarter of 2008, up 7% over last year’s second quarter. Net premiums earned were up 18% to $285 million in the second quarter of 2008 when compared with the same period in 2007. The technical ratio for this sub-segment was 102.3% for the 2008 second quarter, compared to 85.6% in the second quarter of 2007. The technical result for the second quarter 2008 was a loss of $6 million, compared to income of $35 million for the same period in 2007. For the first six months of 2008, net premiums written were $578 million, up 10% from the first six months of 2007.

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

The six-month technical ratio was 95.9%, compared to 86.7% in 2007. The technical result for the half-year was $22 million compared to $61 million in 2007.

The Global (Non-U.S.) P&C business, which represented 14% of total net premiums written for the quarter, reported net premiums written of $132 million for the second quarter of 2008, up 4% over the same period in 2007. Net premiums earned during the quarter were $186 million, up 8% from $173 million in the second quarter 2007. The technical ratio for this sub-segment was 72.3% for the second quarter of 2008 compared to 101.2% for the same period in 2007. The technical result for the second quarter 2008 was $51 million, compared to a loss of $2 million for the same period in 2007. For the six months, net premiums written were up 10% to $505 million. The six-month technical ratio was 86.3%, compared to 96.9% in 2007. The technical result for the half-year was $53 million compared to $10 million in 2007.

The Global (Non-U.S.) Specialty business, which represented 30% of total net premiums written for the quarter, reported net premiums written of $291 million for the second quarter of 2008, up 6% from the second quarter of 2007. Net premiums earned were up 2% to $272 million for the quarter, compared to the same period in 2007. This sub-segment’s technical ratio was 80.5% for the second quarter of 2008 compared to 67.6% for the second quarter of 2007. The technical result for the second quarter 2008 was $53 million, compared to $85 million for the same period in 2007. For the six-month period, net premiums written were up 12% to $624 million. The six-month technical ratio was 85.8%, compared to 69.1% in 2007. The technical result for the half-year was $70 million in 2008 compared to $150 million in 2007.

The Catastrophe business, which represented approximately 15% of total net premiums written for the quarter, reported net premiums written of $145 million for the second quarter of 2008, compared to $132 million for the prior year period. Net premiums earned were $65 million for the current quarter, flat with the same period in 2007. This sub-segment’s technical ratio was (20.5)% for the quarter compared to 34.7% for the second quarter of 2007. The technical result for the second quarter 2008 was $78 million, compared to $43 million for the same period in 2007. For the six-month period, net premiums written were flat with the first half of 2007 at $343 million. The six-month technical ratio was (3.3)%, compared to 38.4% in 2007. The technical result for the half-year was $147 million in 2008 compared to $99 million in 2007.

The Life segment, which represented 14% of total net premiums written for the quarter, reported net premiums written of $136 million for the quarter, flat with the second quarter of 2007. The allocated underwriting result was $7 million, compared to $4 million in the second

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

quarter of 2007. For the six-month period, net premiums written increased 8% to $307 million, with an allocated underwriting result of $11 million, flat with the first half of 2007.

The Company’s capital markets and investment activities are reported under the heading of “Corporate and Other”. Within Corporate and Other, capital markets and investment activities contributed $128 million to pre-tax operating income in the second quarter and $248 million to pre-tax operating income in the first six months of the year. Separately, following the adoption of FAS 159, with changes in the unrealized market values of invested assets recorded in net income, capital markets and investment activities contributed pre-tax non-operating losses of $298 million and $272 million in the second quarter and first half of 2008, respectively.

Balance Sheet Items

At June 30, 2008, total assets were $17.2 billion as compared to $16.0 billion at December 31, 2007. Over the trailing 12 month period, total investments and cash increased 10% to $12.0 billion. Gross Non-Life loss and loss expense reserves increased 10% year over year to $7.6 billion at June 30, 2008. During the second quarter of 2008, the Company’s estimate of Non-Life reserves for prior accident years developed favorably by $130 million. The overall second quarter prior year reserve development in the Non-Life segment includes net favorable development in all sub-segments, with $22 million in the U.S. sub-segment, $52 million in the Global (Non-U.S.) P&C sub-segment, $32 million in the Global (Non-U.S.) Specialty sub-segment, and $24 million in the Catastrophe sub-segment. In the second quarter of 2007, Non-Life reserves for prior years developed favorably by $107 million. Policy benefits for life and annuity contracts increased by 10% year over year to $1.6 billion at June 30, 2008. During the second quarter of 2008, the Company’s estimate of Life reserves for prior years did not change, compared to adverse development of $2 million in the second quarter of 2007.

At June 30, 2008, total capital was $5.3 billion, and total shareholders’ equity was $4.4 billion. This compares to total capital of $5.2 billion, and total shareholders’ equity of $4.3 billion at December 31, 2007. Book value per common share at June 30, 2008 was $70.22 on a fully diluted basis compared to $67.96 per diluted share at December 31, 2007.

For additional information, the Company has posted a second quarter 2008 financial supplement on its website www.partnerre.com in the Investor Relations section on the Financial Reports page under Supplementary Financial Data.

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

Commentary and Outlook

“Non-life market conditions at July 1 were as expected with continued gradual weakening,” Mr. Thiele said. “Despite this deterioration, we were able to renew the bulk of our business at pricing levels that meet our long-term targets over the complete cycle. We remain focused on maintaining a well-balanced portfolio of attractively priced risks. This will include profitable opportunities we see in capital markets, where we expect to assume additional credit risk given the attractive spreads.”

Mr. Thiele added, “We believe that, barring unusually large catastrophe losses, we should exceed our long-term target of 13% operating return on equity in 2008.”
_________________________________________

The Company uses operating earnings, diluted operating earnings per share and annualized operating return on beginning common shareholders’ equity to measure performance, as these measures focus on the underlying fundamentals of our operations without the impact of net realized and unrealized gains/losses on investments, net of tax, nor the interest in earnings/losses of equity investments, net of tax, where the Company does not control the investee companies’ activities. The Company uses technical ratio and technical result as measures of underwriting performance. The technical ratio is defined as the sum of the loss and acquisition ratios. These metrics exclude other operating expenses. The Company also uses combined ratio to measure results for the Non-Life segment. The combined ratio is the sum of the technical and other operating expense ratios. The Company uses total capital, which is defined as total shareholders’ equity, long-term debt, senior notes and capital efficient notes, to manage the capital structure of the Company.
_____________________________________________

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers alternative risk products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, life/annuity and health, and alternative risk products. For the year ended December 31, 2007, total revenues were $4.2 billion. At June 30, 2008, total assets were $17.2 billion, total capital was $5.3 billion and total shareholders’ equity was $4.4 billion.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, adequacy of reserves, risks associated with implementing business strategies, levels and pricing of new and renewal business achieved, credit, interest, currency and other risks associated with the Company’s investment portfolio, changes in accounting policies, and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Sard Verbinnen & Co.
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Jane Simmons
Media Contact: Celia Powell

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

PartnerRe Ltd.
Consolidated Statements of Operations and Comprehensive Income
(Expressed in thousands of U.S. dollars, except per share data)
(Unaudited)

	For the three	For the three	For the six	For the six
	months ended	months ended	months ended	months ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

Revenues
Gross premiums written	$968,163	$907,758	$2,407,495	$2,209,521

Net premiums written	$956,269	$898,686	$2,367,833	$2,169,258
Increase in unearned premiums	(730)	(9,409)	(502,540)	(437,940)
Net premiums earned	955,539	889,277	1,865,293	1,731,318
Net investment income	145,494	130,894	282,504	249,911
Net realized and unrealized investment losses (1)	(296,255)	(53,647)	(271,143)	(52,879)
Other income (loss)	4,591	(8,911)	6,228	(8,393)
Total revenues	809,369	957,613	1,882,882	1,919,957

Expenses
Losses and loss expenses and life policy benefits	548,720	524,038	1,138,388	1,002,772
Acquisition costs	228,170	206,313	432,408	407,037
Other operating expenses	96,737	79,947	189,017	158,931
Interest expense	14,914	13,484	26,810	26,994
Net foreign exchange (gains) losses	(1,574)	9,308	3,223	13,554
Total expenses	886,967	833,090	1,789,846	1,609,288

(Loss) income before taxes and interest in (losses) earnings of equity investments	(77,598)	124,523	93,036	310,669
Income tax (benefit) expense	(53,423)	22,716	(10,697)	42,620
Interest in (losses) earnings of equity investments	(1,849)	3,214	(737)	6,239
Net (loss) income	$(26,024)	$105,021	$102,996	$274,288

Preferred dividends	$8,631	$8,631	$17,263	$17,263

Operating earnings available to common shareholders	$183,830	$135,951	$294,041	$290,875

Comprehensive (loss) income, net of tax	$(15,302)	$82,613	$174,895	$267,524

Per Share Data:
(Loss) earnings per common share:
Basic operating earnings	$3.39	$2.40	$5.42	$5.12
Net realized and unrealized investment losses, net of tax (1)	(4.04)	(0.76)	(3.87)	(0.71)
Interest in earnings of equity investments, net of tax	0.01	0.06	0.03	0.11
Basic net (loss) income	$(0.64)	$1.70	$1.58	$4.52

Weighted average number of common shares outstanding	54,276.6	56,682.8	54,262.5	56,820.8

Diluted operating earnings	$3.39	$2.34	$5.28	$5.00
Net realized and unrealized investment losses, net of tax (1)	(4.04)	(0.74)	(3.77)	(0.69)
Interest in earnings of equity investments, net of tax	0.01	0.06	0.03	0.11
Diluted net (loss) income	$(0.64)	$1.66	$1.54	$4.42

Weighted average number of common and common share equivalents outstanding	54,276.6	58,148.7	55,685.6	58,173.7

(1) Following the adoption of SFAS 159 on January 1, 2008, net realized and unrealized investment losses include both realized and unrealized losses on investments. Prior to the adoption of SFAS 159, net realized and unrealized investment losses included realized losses on investments and other-than-temporary impairment charges.

8

PartnerRe Ltd.
Consolidated Balance Sheets
(Expressed in thousands of U.S. dollars, except per share and parenthetical share and per share data)
(Unaudited)

	June 30,	December 31,
	2008	2007
Assets
Investments:
Fixed maturities, trading securities, at fair value	$10,288,547	$-
Short-term investments, trading securities, at fair value	108,238	-
Equities, trading securities, at fair value	1,064,880	-
Fixed maturities, available-for-sale, at fair value	-	9,498,791
Short-term investments, available-for-sale, at fair value	-	97,307
Equities, available-for-sale, at fair value	-	871,762
Trading securities, at fair value	-	399,280
Other invested assets	99,693	50,201
Total investments	11,561,358	10,917,341
Cash and cash equivalents, at fair value, which approximates amortized cost	480,349	654,895
Accrued investment income	201,234	176,386
Reinsurance balances receivable	2,160,974	1,449,702
Reinsurance recoverable on paid and unpaid losses	176,294	158,494
Funds held by reinsured companies	938,804	1,083,036
Deferred acquisition costs	756,582	641,818
Deposit assets	397,939	398,079
Goodwill	429,519	429,519
Net receivable for securities sold	6,434	50,065
Other assets	87,656	77,614
Total assets	$17,197,143	$16,036,949

Liabilities
Unpaid losses and loss expenses	$7,614,036	$7,231,436
Policy benefits for life and annuity contracts	1,641,389	1,541,687
Unearned premiums	1,837,256	1,267,873
Reinsurance balances payable	150,547	119,853
Ceded premiums payable	23,690	14,617
Funds held under reinsurance treaties	29,696	21,585
Deposit liabilities	433,882	435,852
Net tax liabilities	12,766	37,743
Accounts payable, accrued expenses and other	137,034	167,141
Long-term debt	400,000	620,000
Debt related to senior notes	250,000	-
Debt related to capital efficient notes	257,605	257,605
Total liabilities	12,787,901	11,715,392

Shareholders’ Equity
Common shares (par value $1.00, issued: 2008, 57,666,349; 2007, 57,379,516)	57,666	57,380
Series C cumulative preferred shares (par value $1.00, issued and outstanding:
2008 and 2007, 11,600,000; aggregate liquidation preference: 2008 and 2007, $290,000,000)	11,600	11,600
Series D cumulative preferred shares (par value $1.00, issued and outstanding:
2008 and 2007, 9,200,000; aggregate liquidation preference: 2008 and 2007, $230,000,000)	9,200	9,200
Additional paid-in capital	1,461,035	1,441,598
Accumulated other comprehensive income:
Net unrealized gains on investments, net of tax	4,013	94,747
Currency translation adjustment	254,783	197,777
Unfunded pension obligation, net of tax	(3,608)	(3,274)
Retained earnings	2,895,585	2,753,784
Common shares held in treasury, at cost (2008, 3,661,468; 2007, 3,129,008)	(281,032)	(241,255)
Total shareholders' equity	4,409,242	4,321,557

Total liabilities and shareholders' equity	$17,197,143	$16,036,949

Shareholders’ Equity Per Common Share (excluding cumulative
preferred shares: 2008 and 2007, $520,000,000)	$72.02	$70.07
Diluted Book Value Per Common and Common Share Equivalents
Outstanding (assuming exercise of all stock-based awards)	$70.22	$67.96

Number of Common and Common Share Equivalents Outstanding	55,388.3	55,936.4

9

PartnerRe Ltd.
Segment Information
(in millions of U.S. dollars)
(Unaudited)

For the three months ended June 30, 2008

	U.S.	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non-Life Segment	Life Segment	Corporate and Other	Total

Gross premiums written	$254	$134	$291	$145	$824	$138	$6	$968

Net premiums written	$246	$132	$291	$145	$814	$136	$6	$956
Decrease (increase) in unearned premiums	39	54	(19)	(80)	(6)	10	(4)	-
Net premiums earned	$285	$186	$272	$65	$808	$146	$2	$956
Losses and loss expenses and
life policy benefits	(227)	(87)	(144)	20	(438)	(111)	-	(549)
Acquisition costs	(64)	(48)	(75)	(7)	(194)	(34)	-	(228)
Technical result	$(6)	$51	$53	$78	$176	$1	$2	$179

Other income					2	-	3	5
Other operating expenses					(63)	(12)	(22)	(97)
Underwriting result					$115	$(11)	n/a	$87

Net investment income						18	127	145
Allocated underwriting result (1)						$7	n/a	n/a

Net realized and unrealized investment losses							(296)	(296)
Interest expense							(15)	(15)
Net foreign exchange gains							2	2
Income tax benefit							53	53
Interest in losses of equity investments							(2)	(2)
Net loss							n/a	$(26)

Loss ratio (2)	79.6%	46.7%	52.8%	(30.7)%	54.2%
Acquisition ratio (3)	22.7	25.6	27.7	10.2	24.0
Technical ratio (4)	102.3%	72.3%	80.5%	(20.5)%	78.2%
Other operating expense ratio (5)					7.7
Combined ratio (6)					85.9%

For the three months ended June 30, 2007

	U.S.	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non-Life Segment	Life Segment	Corporate and Other (A)	Total

Gross premiums written	$229	$129	$275	$131	$764	$144	$-	$908

Net premiums written	$229	$127	$275	$132	$763	$136	$-	$899
Decrease (increase) in unearned premiums	12	46	(10)	(66)	(18)	7	1	(10)
Net premiums earned	$241	$173	$265	$66	$745	$143	$1	$889
Losses and loss expenses and
life policy benefits	(150)	(131)	(110)	(16)	(407)	(117)	-	(524)
Acquisition costs	(56)	(44)	(70)	(7)	(177)	(29)	-	(206)
Technical result	$35	$(2)	$85	$43	$161	$(3)	$1	$159

Other income (loss)					2	-	(11)	(9)
Other operating expenses					(52)	(8)	(20)	(80)
Underwriting result					$111	$(11)	n/a	$70

Net investment income						15	116	131
Allocated underwriting result (1)						$4	n/a	n/a

Net realized investment losses							(54)	(54)
Interest expense							(13)	(13)
Net foreign exchange losses							(9)	(9)
Income tax expense							(23)	(23)
Interest in earnings of equity investments							3	3
Net income							n/a	$105

Loss ratio (2)	62.1%	75.6%	41.4%	24.7%	54.6%
Acquisition ratio (3)	23.5	25.6	26.2	10.0	23.7
Technical ratio (4)	85.6%	101.2%	67.6%	34.7%	78.3%
Other operating expense ratio (5)					7.0
Combined ratio (6)					85.3%

(A) The Company reports the results of ChannelRe on a one-quarter lag. The three months ended June 30, 2007 include the Company’s share of ChannelRe’s net income in the amount of $3.2 million.

(1) Allocated underwriting result is defined as net premiums earned, other income or loss and allocated net investment income less life policy benefits, acquisition costs and other operating expenses.
(2) Loss ratio is obtained by dividing losses and loss expenses by net premiums earned.
(3) Acquisition ratio is obtained by dividing acquisition costs by net premiums earned.
(4) Technical ratio is defined as the sum of the loss ratio and the acquisition ratio.
(5) Other operating expense ratio is obtained by dividing other operating expenses by net premiums earned.
(6) Combined ratio is defined as the sum of the technical ratio and the other operating expense ratio.

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PartnerRe Ltd.
Segment Information
(in millions of U.S. dollars)
(Unaudited)

For the six months ended June 30, 2008

	U.S.	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non- Life Segment	Life Segment	Corporate and Other	Total

Gross premiums written	$586	$509	$645	$343	$2,083	$313	$11	$2,407

Net premiums written	$578	$505	$624	$343	$2,050	$307	$11	$2,368
Increase in unearned premiums	(27)	(118)	(134)	(201)	(480)	(16)	(7)	(503)
Net premiums earned	$551	$387	$490	$142	$1,570	$291	$4	$1,865
Losses and loss expenses and
life policy benefits	(398)	(234)	(291)	18	(905)	(233)	-	(1,138)
Acquisition costs	(131)	(100)	(129)	(13)	(373)	(59)	-	(432)
Technical result	$22	$53	$70	$147	$292	$(1)	$4	$295

Other income					3	-	3	6
Other operating expenses					(120)	(21)	(48)	(189)
Underwriting result					$175	$(22)	n/a	$112

Net investment income						33	249	282
Allocated underwriting result (1)						$11	n/a	n/a

Net realized and unrealized investment losses							(271)	(271)
Interest expense							(27)	(27)
Net foreign exchange losses							(3)	(3)
Income tax benefit							11	11
Interest in losses of equity investments							(1)	(1)
Net income							n/a	$103

Loss ratio (2)	72.2%	60.6%	59.5%	(12.9)%	57.6%
Acquisition ratio (3)	23.7	25.7	26.3	9.6	23.8
Technical ratio (4)	95.9%	86.3%	85.8%	(3.3)%	81.4%
Other operating expense ratio (5)					7.6
Combined ratio (6)					89.0%

For the six months ended June 30, 2007

	U.S.	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non- Life Segment	Life Segment	Corporate and Other (A)	Total

Gross premiums written	$524	$462	$580	$343	$1,909	$300	$1	$2,210

Net premiums written	$523	$459	$560	$343	$1,885	$283	$1	$2,169
Increase in unearned premiums	(61)	(110)	(74)	(183)	(428)	(10)	-	(438)
Net premiums earned	$462	$349	$486	$160	$1,457	$273	$1	$1,731
Losses and loss expenses and
life policy benefits	(287)	(249)	(209)	(45)	(790)	(213)	-	(1,003)
Acquisition costs	(114)	(90)	(127)	(16)	(347)	(60)	-	(407)
Technical result	$61	$10	$150	$99	$320	$-	$1	$321

Other income (loss)					4	-	(12)	(8)
Other operating expenses					(104)	(15)	(40)	(159)
Underwriting result					$220	$(15)	n/a	$154

Net investment income						26	224	250
Allocated underwriting result (1)						$11	n/a	n/a

Net realized investment losses							(53)	(53)
Interest expense							(27)	(27)
Net foreign exchange losses							(13)	(13)
Income tax expense							(43)	(43)
Interest in earnings of equity investments							6	6
Net income							n/a	$274

Loss ratio (2)	62.1%	71.2%	43.1%	28.2%	54.2%
Acquisition ratio (3)	24.6	25.7	26.0	10.2	23.8
Technical ratio (4)	86.7%	96.9%	69.1%	38.4%	78.0%
Other operating expense ratio (5)					7.1
Combined ratio (6)					85.1%

(A) The Company reports the results of ChannelRe on a one-quarter lag. The six months ended June 30, 2007 include the Company's share of ChannelRe's net income in the amount of $6.1 million.

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